Exhibit 99.1

GAMESQUARE COMPLETES THE SALE OF ITS NON-CORE RADIO BUSINESS ASSETS

Sale Adds Non-Dilutive Capital and Supports GameSquare’s Focus on Marketing Technology Capabilities

GameSquare Refinances Convertible Debenture

Frisco, TX (January 2, 2024) — GameSquare Holdings, Inc. (“GameSquare”) (NASDAQ: GAME); (TSXV: GAME), announces that it has completed the sale of its Frankly non-core radio business assets to SoCast, Inc. (“SoCast”). As a result of the US$3.4 million asset sale, GameSquare has added non-dilutive capital to its balance sheet. GameSquare also announced today that it has further strengthened its balance sheet by refinancing the Company’s convertible debt.

“After completing four acquisitions in under three years, we believe there are opportunities to streamline our operations, enhance our cost structure and add non-dilutive capital to support our business by unlocking the value of certain non-core assets such as the radio assets of Frankly,” noted Justin Kenna, CEO of GameSquare. “In addition, selling just the radio assets of Frankly at approximately 1.8x trailing 12-month sales, compared to GameSquare’s current market cap of approximately 0.4x trailing 12-month sales, supports our strategies to unlock and drive value for our shareholders.”

Convertible Debenture Refinancing

GameSquare has retired a principal amount US$5 million debenture that was due to mature in February of 2024, and replaced it with a principal US$5.8 million convertible note issued to an arm’s length party that bears interest at 12.75%, has a two-year term, and is convertible at the holder’s option into common shares of Company at a price of US$5 per share (subject to standard anti-dilution provisions). The issuance of the debenture has been conditionally approved by the TSX Venture Exchange.

Mr. Kenna continued, “I am also pleased to announce the successful refinancing of our convertible debt. As a result of today’s announcements, we have further strengthened our balance sheet and working capital position, providing us with greater flexibility to invest in our growth initiatives.”

The asset acquisition adds thousands of broadcast professional users to SoCast, and oncoming clients will benefit from the ecosystem of radio specific digital products that SoCast has to offer within one dashboard. “SoCast is dedicated to helping radio broadcasters transform into digital businesses. This acquisition increases the impact of our R&D footprint in the industry and bolsters our vision to be the leader in the space,” said Elliott Hurst, CEO.

About GameSquare Holdings, Inc.

GameSquare Holdings, Inc. (NASDAQ: GAME | TSXV: GAME) is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Cut+Sew (Zoned), a gaming and lifestyle marketing agency, Code Red Esports Ltd., a UK based esports talent agency, Complexity Gaming, a leading esports organization, Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, a provider of programmatic advertising and media distribution applications, Stream Hatchet, a provider of live streaming analytics services, and Sideqik a social influencer marketing platform. For more information visit www.gamesquare.com.

About SoCast, Inc.

SoCast Inc. is a Toronto-based privately owned Canadian based digital marketing and technology company that makes digital easy for broadcasters. SoCast will now power more than 2,500 radio brands across the globe with more than 250 million people visiting a SoCast website each year. Combining a digital first mentality with radio industry knowledge, SoCast Engage provides ground-breaking websites, apps, contests, and content tools and services that clients rely upon to do their daily jobs. The SoCast Reach platform integrates sales, billing and finance into one programmatic advertising dashboard that helps broadcasters transform into digital businesses. For more information visit www.socastdigital.com.

Forward-Looking Information

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of the applicable Canadian and United States securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the closing of the proposed transaction, the Company’s future performance and revenue; the Company’s ability to execute its business plan; and the proposed use of net proceeds of the transaction. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Forward-looking statements are necessarily based upon a number of estimates and assumptions which include, but are not limited to: the Company being able to grow its business and being able to execute on its business plan, the Company being able to complete and successfully integrate acquisitions, the Company being able to recognize and capitalize on opportunities and the Company continuing to attract qualified personnel to supports its development requirements. These assumptions, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the Company’s ability to achieve its objectives, the Company successfully executing its growth strategy, the ability of the Company to obtain future financings or complete offerings on acceptable terms, failure to leverage the Company’s portfolio across entertainment and media platforms, dependence on the Company’s key personnel and general business, economic, competitive, political and social uncertainties including impact of the COVID-19 pandemic and any variants. These risk factors are not intended to represent a complete list of the factors that could affect the Company which are discussed in the Company’s most recent MD&A. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this news release. GameSquare assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Corporate Contact

Lou Schwartz, President

Phone: (216) 464-6400

Email: ir@gamesquare.com

Investor Relations

Andrew Berger

Phone: (216) 464-6400

Email: ir@gamesquare.com

Media Relations

Chelsey Northern / The Untold

Phone: (254) 855-4028

Email: pr@gamesquare.com